UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2013 (June 13, 2013)

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2013, at a regular meeting of the Board of Directors (the “Board”) of American Capital, Ltd. (the “Company”), the Board increased the number of directors who constitute the Board from eight to nine. In addition, the Board appointed Susan K. Nestegard to the Board to fill the vacancy created by such increase, effective June 13, 2013. Ms. Nestegard was elected to a term that continues until the Company's next annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. At this time, Ms. Nestegard has not been appointed to serve on any particular committee of the Board. In connection with her appointment to the Board, Ms. Nestegard received an automatic option grant under the terms of the Company's 2010 Disinterested Director Stock Option Plan to purchase 156,250 shares of the Company's common stock. Such option vests over a three-year period commencing on June 13, 2013 and expires on June 13, 2023. Vesting will be automatically accelerated upon the occurrence of death or disability of Ms. Nestegard. In addition, the Company expects to enter into its standard form of director indemnification agreement with Ms. Nestegard.

Ms. Nestegard is former Executive Vice President and President, Global Healthcare Sector, of Ecolab Inc., a provider of water, hygiene and energy technologies and services. She led the healthcare sector from 2008 to 2012, and was Senior Vice President, Research, Development and Engineering, and Chief Technical Officer for Ecolab from 2003 to 2008. Ms. Nestegard also has over 20 years experience with 3M Company in research and development, technology leadership, and business management. Since 2009, she has been a Director of Hormel Foods Corporation (NYSE: HRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: June 13, 2013	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary